SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 30, 2010
Integrated Electrical Services, Inc.
(Exact name of registrant as specified in Charter)

Delaware	001-13783	76-0542208
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
1800 West Loop South
Suite 500
Houston, Texas 77027
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (713) 860-1500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐     Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01. Entry into a Material Definitive Agreement.
          Effective April 30, 2010, Integrated Electrical Services, Inc., a Delaware corporation (the “Company” or “we”), entered into an amendment (the “Amendment”) to that certain Loan and Security Agreement, dated as of May 12, 2006 (as amended, the “Agreement”), between the Company and its subsidiaries and Bank of America, N.A. (“Bank of America”), Wells Fargo Capital Finance, LLC (“Wells Fargo Capital”) and The Cit Group/Business Credit, Inc. (“The Cit Group”)
          In connection with the Amendment, The Cit Group assigned its commitment under the Loan and Security Agreement to Bank of America and Wells Fargo Capital, resulting in $30.0 million commitments by each of Bank of America and Wells Fargo Capital. While the size of our $60.0 million revolving credit facility was unchanged by the Amendment, the Amendment extended the maturity date of the Agreement from May 12, 2010 to May 12, 2012. Under the Agreement, we will pay an annual unused line fee of 0.50% and interest for loans and letter of credit fees will be based on our total liquidity, which is calculated for any given period as the sum of average daily availability for such period plus average daily unrestricted cash on hand for such period, as follows:

Annual Interest Rate for
Total Liquidity	Annual Interest Rate for Loans	Letters of Credit

Greater than or equal to $60 million	LIBOR plus 3.00% or Base Rate plus 1.00%	3.00% plus 0.25% fronting fee
Greater than $40 million and less than $60 million	LIBOR plus 3.25% or Base Rate plus 1.25%	3.25% plus 0.25% fronting fee
Less than or equal to $40 million	LIBOR plus 3.50% or Base Rate plus 1.50%	3.50% plus 0.25% fronting fee
          Pursuant to the Agreement, we will now be subject to only one financial covenant, which requires that we maintain a fixed charge coverage ratio of not less than 1.0:1.0 at any time that our aggregate amount of unrestricted cash on hand plus availability is less than $25.0 million and, thereafter, until such time as our aggregate amount of unrestricted cash on hand plus availability has been at least $25.0 million for a period of 60 consecutive days.
          Pursuant to the Agreement, in the event of an early termination of the Agreement, we will pay liquidated damages equal to either 0.25% of the aggregate commitments under the Agreement or, after May 31, 2011, $50,000. While we did not incur termination charges in connection with the Amendment, we did incur a $225,000 amendment fee, which will be amortized over 24 months.
          The Amendment is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Amendment.

Item 8.01. Other Events.
     Tontine Term Loan
          We are a party to that certain $25.0 million senior subordinated loan agreement, dated December 12, 2007 (the “Tontine Term Loan”), with Tontine Capital Partners, L.P., a related party. We may repay the Tontine Term Loan, which is due on May 15, 2013, at any time prior to the maturity date at par, plus accrued interest, without penalty. On April 30, 2010, we prepaid $15.0 million of principal on the Tontine Term Loan, leaving a principal balance of $10.0 million.
     Centerpoint Project
          We are a co-plaintiff in a breach of contract and mechanics’ lien foreclosure action in Maricopa County, Arizona superior court. The defendants are Centerpoint Construction, LLC and Tempe Land Company, LLC, the general contractor and owner, respectively, of a condominium and retail development project in Tempe, Arizona. In December 2008, Tempe Land Company, LLC filed for Chapter 11 bankruptcy reorganization in the U.S. Bankruptcy Court in Phoenix, Arizona. The principal amount of our claim is approximately $4.0 million, exclusive of interest, attorneys’ fees and costs.
          Our breach of contract claim for non-payment arises out of labor and services that we provided to the project property pursuant to written subcontract agreements with Centerpoint Construction. We do not have reason to believe that Centerpoint Construction has assets to satisfy any significant part of the claim. Our claim against Tempe Land Company is based on Arizona’s mechanics’ lien statutes, which provide for security interests against real property for the value of services provided to real property by a contractor, such as us. The possibility of collection by foreclosing on the mechanics’ lien depends on two primary issues: (1) whether our, and the other mechanics’ lien claimants’, encumbrance against the project is superior to the project lender’s deeds of trust on the project, and (2) whether the project property, if sold at foreclosure, would raise sufficient proceeds to pay the collective mechanics’ lien claims by us and the other mechanics’ lien claimants.
          In April 2010, the project property was sold at foreclosure to the project lender. In this sale, the project lender acquired the project property subject only to superior encumbrances. The priority of the mechanics’ lien claims over the project lender’s deeds of trust will be determined after legal briefing and oral argument scheduled for August 2010. If our and the other lien claims are determined to not have priority over the project lender’s deeds of trust, we will not be able to collect on our lien. If our and the other lien claims are determined to have priority over the lender’s deeds of trust, it is estimated that net proceeds of approximately $20 million from a subsequent foreclosure sale of the property would be required to pay our and the other lien claims in full. If our and the other lien claims have priority and the property is sold at foreclosure for less than the approximate $20 million necessary to satisfy our and the other lien claims in full, then each lien claim will be paid pro rata from the proceeds of the foreclosure sale.
          In March 2009, following Tempe Land Company filing for bankruptcy, we transferred $4.0 million of trade accounts receivable to long-term receivable. At the same time, we reserved the costs in excess of billings of $0.3 million associated with this receivable. As a result of the April 2010 foreclosure sale, we have determined that there is a reasonable possibility, but not a probability, of collection of our claim and have written-off the remaining $3.7 million long-term receivable. Despite this write-off, we continue to believe in the merit of, and will vigorously pursue, our claims.
Item 9.01. Financial Statements and Exhibits.
          (d) Exhibits.

Exhibit Number	Description

Exhibit 10.1	Amendment, dated as of April 30, 2010, to Loan and Security Agreement, dated May 12, 2006, by and among Integrated Electrical Services, Inc. and its subsidiaries, Bank of America, N.A. and Wells Fargo Capital Finance, LLC.

Exhibit 99.1	Press Release dated May 6, 2010.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTEGRATED ELECTRICAL SERVICES, INC.
Date: May 6, 2010	/s/ William L. Fiedler
William L. Fiedler
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 10.1	Amendment, dated as of April 30, 2010, to Loan and Security Agreement, dated May 12, 2006, by and among Integrated Electrical Services, Inc. and its subsidiaries, Bank of America, N.A. and Wells Fargo Capital Finance, LLC.

Exhibit 99.1	Press Release dated May 6, 2010.